VOTING AGREEMENT

        This VOTING AGREEMENT is effective as of the 17th day of September, 2002 (the "Effective Date"), by and between CASINOS U.S.A., INC., a Colorado corporation ("Casinos") and GLOBAL CASINOS, INC., a Utah corporation ("Global" or "Shareholder").

RECITALS

        A.        Global is the beneficial owner (as defined in Regulation Section 240.13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of 4,872,433 shares of common stock of Casinos U.S.A., Inc. ("Casinos") which represents 100% of the issued and outstanding shares of the common stock of Casinos (the "Common Stock"). There are no other voting securities of Casinos issued and outstanding.

        B.        Casinos U.S.A. has filed an application with the Colorado Division of Gaming for a Colorado Business Gaming License (Retailer License) covering the operations of the Bull Durham Saloon and Casino located in Black Hawk, Colorado (the "Bull Durham").

        C.        In order to be eligible to be issued and maintain a Retailer License, Casinos must be under the control and supervision of a board of directors whose members are approved by the Colorado Division of Gaming and have been issued an appropriate license by the Division of Gaming.

        D.        The parties desire to elect new directors satisfactory to the Colorado Division of Gaming and creditors of Casinos in connection with its application for a Retailer License.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Representation by Global. Global warrants and represents that (i) it is the record owner and beneficial owner of 100% of the Common Stock of Casinos; (ii) except for warrants issued in connection with Casinos' Second Amended Plan of Reorganization, dated September 4, 1996, there are no equity or voting securities of Casinos U.S.A., common, preferred or otherwise, except the common stock identified in Schedule "1" attached hereto, (iii) there are no restrictions under any agreements or by law that would prevent Global from entering into this Voting Agreement; and (iv) this Voting Agreement has been properly and duly authorized, approved and executed, and is a binding obligation of Global and Casinos.

2.	Casinos Board of Directors.
a.

For the term of this Agreement, Global covenants and agrees for itself, its successors-in-interest and assigns that it shall vote all of the Schedule "1" shares of Casinos (and any other shares it may hereafter acquire) in favor of the following persons to serve as the sole directors of Casinos:

Pete Bloomquist
Barbara Fahey
and any third director that the above two directors shall agree upon if such third director is approved for an Associated Persons License by the Colorado Division of Gaming.
b.

In the event any of the above persons should be denied an Associated Persons License by the Division of Gaming, or should become incapacitated or incapable of serving as a director or should voluntarily resign, Global, for itself, its successors-in-interest and assigns, covenants and agrees that it shall vote all of the Schedule "1" shares of Casinos (and any other shares it may hereafter acquire) in favor of a substitute director approved for an Associated Persons License and approved by Astraea Investment Management L.P., as Trustee, and the Colorado Division of Gaming.

c.

The Voting Agreement set forth in this paragraph shall be binding upon any successors-in-interest or assigns of Global, and shall be considered a covenant running with or attached to the Schedule "1" stock and any other stock issued by Casinos.

3.	Additional Covenants by Global. During the term of this Agreement, Global additional covenants and agrees:
	a.	that the board of directors of Casinos shall be limited to no more than three persons; and
	b.	not to cause additional stock to be issued in Casinos without such stock being expressly subject to the terms of this Agreement, and
	c.	that Global shall disclose the terms of this Agreement to any purchaser or assignee of its interest in the stock of Casinos; and
	d.	that Global shall take no action as a shareholder inconsistent with the agreement set forth in paragraph 2 hereof.
4.

Proxy. For the purposes of implementing this Agreement, Global hereby constitutes and appoints Barbara Fahey as its attorney-in-fact and irrevocably grants her a proxy to vote all of the shares of Casinos common stock or other voting securities beneficially owned by it in accordance with the express provisions of Paragraph 2, and if she should not for any reason remain on the Board of Casinos, then upon her departure from the Board, Global agrees to appoint Pete Bloomquist as its attorney-in-fact and agrees to grant him an irrevocable proxy to vote in accordance with this Agreement.

5.

Additional Shares. The provisions of this Agreement shall be applicable to any and all shares of common stock, preferred stock or other voting equity securities of Casinos which Global may beneficially own at this time or may acquire in the future.

6.

Restrictions on Assignment. No assignment by Global of any shares of common stock or other equity securities, or options, warrants or rights convertible into the equity securities of Casinos owned by it shall be valid or enforceable, unless the assignee thereof agrees in writing to be bound by the terms and conditions of this Voting Agreement. The parties acknowledge that the Schedule 1 stock is subject to a Stock Pledge Agreement of even date herewith which requires that during the duration of this Agreement the Secured Party comply with this Voting Agreement if it exercises any voting rights.

7.

Duration. This Agreement shall be in effect from the date hereof and shall continue in effect until such time as Casinos is no longer the holder of a Retailer License or other Business Gaming License issued by the Colorado Division of Gaming covering the Bull Durham, but the term of this Agreement shall in no event exceed five years from the Effective Date, and provided, however, this Agreement may be terminated by Casinos at any time upon 10 days' notice to Global, from and after the transfer, whether voluntary or involuntary, through option exercise, foreclosure or otherwise, of the Schedule "I" shares of Casinos' stock by Global to Astraea Investment Management, L.P. or a third party approved by Astraea Investment Management, L.P.

8.

Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same document.

        EXECUTED on this ___ day of September, 2002, to be effective as of the Effective Date set forth in the first paragraph of this Agreement

GLOBAL CASINOS, INC.
 Utah corporation

By:  /s/ Frank L. Jennings
Printed Name: Frank L. Jennings
Title: President
Address:_____________________________

CASINOS U.S.A., INC.
 a Colorado corporation

By:  /s/ Frank L. Jennings
Printed Name: Frank L. Jennings
Title: President
Address:_____________________________

SCHEDULE 1
to
Voting Agreement
Dated September 17, 2002
by and between
Casinos U.S.A., Inc.
and
Global Casinos, Inc.

        4,872,433 shares of the common stock of Casinos U.S.A., Inc., which represents 100% of the issued and outstanding capital stock of Casinos U.S.A., Inc.